SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549



                             FORM 8-K
                          CURRENT REPORT





             PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934



Date of Report (Date of earliest event reported)     December 30, 1999
                                                ________________________

                       LSB INDUSTRIES, INC.
________________________________________________________________________
      (Exact name of registrant as specified in its charter)


     Delaware                   1-7677                  73-1015226
__________________        __________________         ___________________
 (State or other          (Commission File          (IRS Employer
 jurisdiction of           Number)                   Identification No.)
 incorporation)


16 South Pennsylvania Avenue, Oklahoma City, Oklahoma        73107
_____________________________________________________   ________________
 (Address of principal executive offices)                  (Zip Code)


Registrant's telephone number, including area code    (405) 235-4546
                                                   ______________________

                          Not applicable
_________________________________________________________________________
  (Former name or former address, if changed since last report)

Item 5.   Other Events.
          ____________

     On December 30, 1999, the Company's subsidiary, ClimaChem, Inc., paid the December 1, 1999, interest payment on its $105 million of outstanding 10 3/4% Senior Notes due 2007 (the "Notes"). The interest payment was made during the grace period allowed under the related Indenture, dated November 26, 1997.

     As a result of the payment due under the Notes, the Company failed to maintain minimum borrowing availability causing the Company to become subject to certain adjusted tangible net worth and debt ratio requirements under the Company's revolving credit facility which the Company does not meet. The Company's lender has agreed to forbear from exercising its rights under the credit facility arising as a result of the adjusted tangible net worth and debt ratio covenants for a period of 60 days from January 1, 2000, in order to allow the Company and the lender to negotiate their covenants and the terms of the credit facility. In connection with such forbearance, the Company's lender has reduced the Company's maximum revolving credit line from $65 million to $50 million.

Item 7.   Financial Statements and Exhibits.
          _________________________________

          (c)  Exhibits.

               10.1 Press Release, issued December 30, 1999.

               10.2 Seventh Amendment to Amended and Restated Loan and
                    Security Agreement, dated January 1, 2000, by and between Climate Master, Inc., International
                    Environmental Corporation, El Dorado Chemical
                    Company, and Slurry Explosive Corporation.

               10.3 First Amendment to Second Amended and Restated
                    Loan and Security Agreement, dated January 1, 2000, by and between Bank of America, N.A. and LSB Industries, Inc., Summit Machine Tool Manufacturing Corp., and Morey Machinery Manufacturing Corporation.


                            SIGNATURES
                            __________

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

     Dated: January 11, 2000.

                              LSB INDUSTRIES, INC.


                              By: /s/ Jim D. Jones
                                 _______________________________
                                 Jim D. Jones,
                                 Vice President, Controller
                                 and Treasurer



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